Exhibit 99.(12)

[Willkie Farr & Gallagher LLP Letterhead]

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Prudential Jennison Growth Fund

c/o The Prudential Investment Portfolios, Inc.

Gateway Center Three, 4th Floor

100 Mulberry Street

Newark, New Jersey 07102-4077

Target Large Capitalization Growth Portfolio

c/o The Target Portfolio Trust

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102-4077

Ladies and Gentlemen:

You have asked us for our opinion concerning certain U.S. federal income tax consequences to (i) the Prudential Jennison Growth Fund (the “Acquiring Fund”), a series of The Prudential Investment Portfolios, Inc., a Maryland corporation (the “Acquiring Company”); (ii) the Target Large Capitalization Growth Portfolio (the “Acquired Fund”), a series of The Target Portfolio Trust, a Delaware statutory trust, (the “Trust”); and (iii) the holders (“Shareholders”) of voting shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”), when the Shareholders receive solely voting shares of common stock of the Acquiring Fund (the “Acquiring Fund Shares”) in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the then existing assets of the Acquired Fund, as set forth in Section 1(a) of the Agreement (as defined below) (the “Assets”) solely in exchange for Acquiring Fund Shares (the “Reorganization”) and the assumption of all of the liabilities of the Acquired Fund, as set forth in Section 1(a) of the Plan (the “Assumed Liabilities”), all pursuant to that certain Agreement and Plan of Reorganization, dated [   ], 2015 (the “Agreement”).  This opinion is being delivered pursuant to Section 8(h) of the Agreement.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion.  In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined.  In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Combined Prospectus/Proxy Statement filed as part of the Acquiring Company’s registration statement on Form N-14 (the “Registration Statement”) and representations made in letters from the Acquiring Fund and the Acquired Fund addressed to us for our use in rendering this opinion (the “Tax Representation Letters”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

•                  the transfer to the Acquiring Fund of all the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund followed by the distribution by the Acquired Fund of Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

•                  under section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund;

•                  under sections 361 and 357(c) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for such shareholders’ shares of the Acquired Fund in liquidation of the Acquired Fund except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Acquired Fund, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Acquired Fund;

•                  under section 354(a)(1) of the Code, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization;

•                  under section 358 of the Code, the aggregate basis of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund Shares exchanged therefor by such a shareholder;

•                  under section 1223(1) of the Code, the holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder pursuant to the Reorganization will include the holding period of the Acquired Fund Shares exchanged therefor, provided that such Acquired Fund Shareholder held the Acquired Fund Shares as capital assets at the time of the Reorganization;

•                  under section 362(b) of the Code, the basis of each Asset transferred to the Acquiring Fund in the Reorganization will be the same in the hands of the Acquiring Fund as the basis of such Asset in the hands of the Acquired Fund immediately prior to the transfer, except for certain adjustments that may be required to be made solely as a result of the close of the Acquired Fund’s taxable year due to the Reorganization or as a result of gain or loss, if any, recognized by the Acquired Fund upon the transfer;

•                  under section 1223(2) of the Code, the holding period of each of the Assets in the hands of the Acquiring Fund will include the holding period of each such Asset when held by the Acquired Fund (except to the extent that the investment activities of the Acquiring Fund reduce or eliminate such holding period and except for any assets which may be marked to market on the termination of the Acquired Fund’s taxable year or on which gain was recognized on the transfer to the Acquiring Fund); and

•                  under section 381 of the Code, the Acquiring Fund will succeed to and take into account certain tax attributes of the Acquired Fund, including earnings and profits and method of tax accounting.

This opinion does not address the tax consequences of the Reorganization to contracts or securities on which gain or loss is recognized upon the close of the taxable year.  Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Agreement, the Tax Representation Letters and in the various other documents related thereto.  Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate to any material extent or if any of such covenants or obligations are not satisfied in all material respects.  We hereby consent to the filing of this opinion with the Registration Statement and to the reference to us in the Combined Prospectus/Proxy Statement included as part of the Registration Statement.

Sincerely yours,

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